Exhibit 99.1

PRESS RELEASE

	Company Contact:	Robert B. McKnight, Jr.
Chairman & CEO
Steven L. Brink
Chief Financial Officer
Quiksilver, Inc.
FOR IMMEDIATE RELEASE		(714) 889-2200

	Investor Relations:	James Palczynski/Chad Jacobs
Integrated Corporate Relations
(203) 682-8200

QUIKSILVER, INC. REPORTS 2005 SECOND QUARTER FINANCIAL RESULTS

— Second Quarter 2005 Net Revenues Increase 32% —
— Second Quarter 2005 Earnings Per Share of $ 0.28 Exceeds Consensus Estimate —

     HUNTINGTON BEACH, CALIFORNIA, JUNE 6, 2005  - - - Quiksilver, Inc. (NYSE:ZQK) today announced operating results for the second quarter ended April 30, 2005.

     Consolidated net revenues for the second quarter of fiscal 2005 increased 32% to $426.9 million as compared to fiscal 2004 second quarter consolidated net revenues of $322.6 million. Consolidated net income for the second quarter of fiscal 2005 increased 25% to $34.7 million as compared to $27.8 million the year before. Second quarter fully diluted earnings per share was $0.28 versus $0.24 for the second quarter of fiscal 2004, both amounts as adjusted for the two-for-one stock split that took effect in May 2005.

     Robert B. McKnight, Jr., Chairman of the Board and Chief Executive Officer of Quiksilver, Inc., commented, “We are pleased to report strong results and exceed expectations for the 14th consecutive quarter. The upside to our plan for the quarter was broad-based and driven by better than expected results from each of our three regional operating groups.”

     Net revenues in the Americas increased 34% during the second quarter of fiscal 2005 to $199.2 million as compared to fiscal 2004 second quarter net revenues of $148.5 million. As measured in U.S. dollars and reported in the financial statements, European net revenues increased 26% during the second quarter of fiscal 2005 to $176.3 million as compared to fiscal 2004 second quarter European net revenues of $140.3 million. As measured in euros, European net revenues increased 18% for those same periods. Asia/Pacific net revenues increased 52% to $50.3 million in the second quarter of fiscal 2005 compared to $33.2 million in the second

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2005 Second Quarter Results
June 6, 2005 — Page 2

quarter of fiscal 2004. As measured in Australian dollars, Asia/Pacific net revenues increased 47% for those same periods.

     Mr. McKnight continued, “In addition to delivering a good quarterly performance, we maintain the position of our business for sustained growth. We have excellent opportunities across our portfolio of brands, by category, by tier of distribution, by region, and by gender. We continue to look toward the future enthusiastically, especially as we anticipate the addition of the Rossignol businesses and brands, which will provide us with even more vehicles for growth.”

     Consolidated inventories increased 40% to $177.8 million at April 30, 2005 from $127.3 million at April 30, 2004. Inventories grew 36% in constant dollars. Consolidated trade accounts receivable growth is in line with the increase in net revenues, increasing 33% to $342.0 million at April 30, 2005 from $257.1 million at April 30, 2004.

     Bernard Mariette, President of Quiksilver, Inc., commented, “The excellent results we are reporting today are once again a tribute to the strength of our operating teams around the world. Also today in France, we have launched our tender offer to acquire the publicly traded shares of the Rossignol Group. The plans we are developing for the integration of our two groups are very exciting. I can’t speak now about them in detail, but there are many things to share once the transaction closes, which we expect at the end of July. Both the Quiksilver and Rossignol teams are strongly embracing our vision to become the number one company in the global outdoor market. It’s all coming together at the right time, as next week in a town near our European headquarters in Southwest France, we will be celebrating the grand opening of our new retail concept, which will cover the entire outdoor world by featuring both Andaska and our new Quiksilver shop. I believe this will be a milestone much like our opening on the Champs-Elyseés.”

     Mr. McKnight concluded, “While we continue to achieve record levels of sales and earnings, never have our opportunities been larger. We look forward to continuing to capitalize on our strategic position and once again, demonstrating our superior ability to drive shareholder value.”

2005 Second Quarter Results
June 6, 2005 — Page 3

About Quiksilver:

     Quiksilver designs, produces and distributes clothing, accessories and related products for young-minded people and develops brands that represent a casual lifestyle–driven from a boardriding heritage. Quiksilver’s authenticity is evident in its innovative products, events and retail environments across the globe.

     Quiksilver’s primary focus is apparel, footwear and related accessories for young men and young women under the Quiksilver, Roxy, DC Shoes, Raisins, Radio Fiji and Island Soul labels. Quiksilver also designs apparel, footwear and related accessories for boys (Quiksilver Boys and Hawk Clothing), girls (Roxy Girl, Teenie Wahine and Raisins Girls), men (Quiksilveredition and Fidra) and women (Leilani swimwear), as well as snowboards, snowboard boots and bindings under the Lib Technologies, Gnu, DC Shoes, Roxy and Bent Metal labels. Quiksilver’s products are sold throughout the world, primarily in surf shops, skate shops and other specialty stores that provide an authentic retail experience for our customers.

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Safe Harbor Language

This Press Release contains forward-looking statements. These forward-looking statements are subject to risks and uncertainties, and actual results may differ materially. Please refer to Quiksilver’s SEC filings for more information on the risk factors that could cause actual results to differ materially from expectations, specifically the section titled “Forward Looking Statements” in Quiksilver’s Annual Report on Form 10-K.

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NOTE: For further information about Quiksilver, Inc., you are invited to take a look at our world at
http://www.quiksilver.com, http://www.roxy.com, http://www.dcshoecousa.com and
http://www.fidragolf.com

2005 Second Quarter Results
June 6, 2005 — Page 4

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended April 30,
In thousands, except per share amounts	2005	2004
Revenues, net	$426,853	$322,579
Cost of goods sold	233,488	175,536

Gross profit	193,365	147,043

Selling, general and administrative expense	139,314	104,647

Operating income	54,051	42,396

Interest expense	3,269	1,476
Foreign currency gain	(288)	(1,180)
Other (income) expense	(61)	227

Income before provision for income taxes	51,131	41,873

Provision for income taxes	16,464	14,083

Net income	$34,667	$27,790

Net income per share	$0.29	$0.25

Net income per share, assuming dilution	$0.28	$0.24

Weighted average common shares outstanding	118,169	112,340

Weighted average common shares outstanding, assuming dilution	123,791	117,370

2005 Second Quarter Results
June 6, 2005 — Page 5

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Six Months Ended April 30,
In thousands, except per share amounts	2005	2004
Revenues, net	$769,713	$578,721
Cost of goods sold	423,442	318,009

Gross profit	346,271	260,712

Selling, general and administrative expense	268,797	199,382

Operating income	77,474	61,330

Interest expense	5,058	3,065
Foreign currency loss	175	2,087
Other expense	145	509

Income before provision for income taxes	72,096	55,669

Provision for income taxes	23,215	18,705

Net income	$48,881	$36,964

Net income per share	$0.41	$0.33

Net income per share, assuming dilution	$0.40	$0.32

Weighted average common shares outstanding	117,877	111,786

Weighted average common shares outstanding, assuming dilution	123,448	116,634

2005 Second Quarter Results
June 6, 2005 — Page 6

CONSOLIDATED BALANCE SHEETS (Unaudited)

	April 30, 2005	October 31, 2004
Amounts in thousands
ASSETS
Current assets:
Cash and cash equivalents	$68,009	$55,197
Trade accounts receivable, less allowance for doubtful accounts of $12,607 (2005) and $11,367 (2004)	342,035	281,263
Other receivables	22,869	16,165
Inventories	177,842	179,605
Deferred income taxes	25,466	22,299
Deposit on planned acquisition	59,085	—
Prepaid expenses and other current assets	23,649	12,267

Total current assets	718,955	566,796

Fixed assets, net	130,695	122,787
Intangibles, net	123,255	121,116
Goodwill	172,738	169,785
Deferred income taxes	2,279	—
Other assets	17,994	10,506

Total assets	$1,165,916	$990,990

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Lines of credit	$24,025	$10,801
Accounts payable	110,492	105,054
Accrued liabilities	56,248	79,095
Current portion of long-term debt	9,148	10,304
Income taxes payable	20,977	18,442

Total current liabilities	220,890	223,696

Long-term debt	269,514	163,209
Deferred income taxes	21,855	15,841

Total liabilities	512,259	402,746

Stockholders’ equity:
Preferred stock	—	—
Common stock	1,213	1,203
Additional paid-in capital	206,925	200,118
Treasury stock	(6,778)	(6,778)
Retained earnings	407,804	358,923
Accumulated other comprehensive income	44,493	34,778

Total stockholders’ equity	653,657	588,244

Total liabilities & stockholders’ equity	$1,165,916	$990,990

2005 Second Quarter Results
June 6, 2005 — Page 7

Information related to geographic segments is as follows:

	Three Months Ended April 30,
Amounts in thousands	2005	2004
Revenues, net:
Americas	$199,192	$148,536
Europe	176,272	140,286
Asia/Pacific	50,331	33,205
Corporate operations	1,058	552

	$426,853	$322,579

Gross Profit:
Americas	$76,697	$61,044
Europe	90,595	69,053
Asia/Pacific	25,541	16,229
Corporate operations	532	717

	$193,365	$147,043

SG&A Expense:
Americas	$53,272	$42,115
Europe	56,891	42,795
Asia/Pacific	19,201	12,397
Corporate operations	9,950	7,340

	$139,314	$104,647

Operating Income:
Americas	$23,425	$18,929
Europe	33,704	26,258
Asia/Pacific	6,340	3,832
Corporate operations	(9,418)	(6,623)

	$54,051	$42,396